EXHIBIT (a)(1)(vii)

NEW YORK & COMPANY, INC.

STOCK OPTION EXCHANGE PROGRAM

ELECTION CONFIRMATION FORM

Associate Name:

You recently elected to participate in the New York & Company Stock Option Exchange Program. The table below shows your Eligible Option grants that were submitted for exchange and the Replacement Options that were granted in their place. New stock option agreements for the Replacement Options will be sent to you in a separate mailing.

If you have any questions, please contact us at (212) 884-2644.

Eligible Options Accepted for Exchange						Replacement Options
Option Grant ID #	Option Grant Date	Option Type**	Shares Subject to Option Exchange	Exercise Price (per share)	Exchange Ratio	Option Grant ID #	Option Grant Date	Option Type**	Shares Subject to Replacement Grants	Exercise Price (per share)

Replacement Option Vesting Schedule
Option	Option		Total Shares	Vesting Dates *
Grant	Grant	Option	Subject to			Date 2
ID #	Date	Type**	Replacement Grants	Date 1	Shares to Vest	(if applicable)	Shares to Vest

*	Replacement Options will not become vested until the second year anniversary of the replacement grant date, or thereafter.
**	ISO=incentive stock options, NQO=non-qualified stock options.